                                                                   EXHIBIT 10.23

CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                    AGREEMENT

         This Agreement is made and is effective this 31st day of July, 2000, (the "Effective Date") between Cancer Diagnostic Laboratories, Inc. ("CDL"), a California corporation and CancerVax Corporation ("CancerVax"), a Delaware corporation.

                                    RECITALS

         WHEREAS, pursuant to a Transfer Agreement dated May 22, 1997, between CDL and The Regents of The University of California, attached hereto as Exhibit 1 (the "Transfer Agreement"), CDL has rights to certain Human Tumor Cell Lines, as described in UCLA Case No. LA96-060-01.

         WHEREAS, pursuant to an assignment dated January 1, 1991, attached hereto as Exhibit 2, CDL has been assigned the rights of Rishab K. Gupta in U.S. Patent Application SN 431,533, including any divisionals, continuations, continuations-in-part, foreign counterparts, any United States or foreign patents issuing therefrom as well as any extensions or reissues thereof.

         WHEREAS, CancerVax wishes to commercialize the vaccine technology set forth in the '533 patent application, to have full rights to utilize any diagnostic technology necessary for the development, production and marketing of the product, and to further investigate the characteristics and potential commercial utility of the technology.

         The parties agree as follows:

                                 1. DEFINITIONS

         1.1 "CDL's Patent Rights" shall mean patent rights claimed in or covered under U.S. patent application SN 431,533, filed November 3, 1989, including any divisionals, continuations, continuations-in-part, foreign counterparts, any United States or foreign patents issuing therefrom, as well as any extensions, reexaminations or reissues thereof.

         1.2 "Cell Lines" shall mean the human tumor cell lines listed in Appendix A hereto and any progeny or derivatives.

         1.3 "Field" shall mean the treatment or prevention of cancer in humans through the use of products or methodologies that employ an antigen-containing vaccine.

         1.4 "Licensed Products and Methods" shall mean any product, composition, material or method whose manufacture, development, use, sale, offer for sale or import by a party not licensed under CDL's Patent Rights would constitute an infringement of any claim or claims of CDL's Patent Rights.

                                    2. GRANT

         2.1 Quitclaim of Cell Lines. CDL hereby irrevocably quitclaims its entire right, title and interest in and to the Ceil Lines to CancerVax (the "Transfer"), subject to the terms and conditions of the Transfer Agreement.

         2.2      John Wayne Cancer Institute. It is recognized and agreed that:
(i) the Cell Lines are subject to a nonexclusive license to the John Wayne Cancer Institute, a California non-profit corporation ("JWCI"), pursuant to a Cross-License Agreement dated July 24, 1998 (the "JWCI Agreement"); (ii) it is expected that CancerVax will be assigned and assume the rights and obligations under the JWCI Agreement; and (iii) the cell banks of Cell Lines are currently stored at JWCI, which are to be removed by July 24, 2001.

         2.3 Licenses. CDL hereby grants to CancerVax a paid-up, royalty-free, exclusive, worldwide license, with right to sublicense, under CDL's Patent Rights to develop, make, have made, use, sell, offer for sale and import Licensed Products and Methods within the Field (the "Patent License"). CDL hereby grants to CancerVax a perpetual, irrevocable, paid-up, royalty-free, exclusive, worldwide license, with the right to sublicense, to any information, data, know-how or biological materials owned or controlled by CDL or any of its affiliates that are related to the Cell Lines. CDL shall disclose, or cause to be disclosed, to CancerVax upon request any such information, data, know-how or biological materials.

         2.4 Assignment of Transfer Agreement. CDL hereby assigns to CancerVax, as of the date hereof and pursuant to Section 16.1 (last sentence) of the Transfer Agreement, all of CDL's right, title, interest and obligations under the Transfer Agreement, and CancerVax hereby accepts such assignment and assumes all of CDL's right, title, interest and obligations under the Transfer Agreement. CancerVax further agrees to keep, perform, comply with and fulfill all of the terms and obligations of CDL under the Transfer Agreement.

                                3. CONSIDERATION


         In consideration of the Transfer of the Cell Lines and the licenses granted under Section 2.3, CancerVax shall pay CDL Seven Hundred Fifty Thousand Dollars ($750,000), of which Six Hundred and Fifty Thousand Dollars ($650,000) is allocated to the Transfer and One Hundred Thousand Dollars ($100,000) to the license granted under Section 2.3. The Seven Hundred Fifty Thousand Dollars ($750,000) shall be paid to CDL within ten (10) days after CancerVax has received, in the aggregate, Twenty Five Million Dollars ($25,000,000) in nonrefundable gross proceeds from one or more funding transactions (including amounts previously received in funding), whether for securities of CancerVax, rights to CancerVax's technology, products (*or services, or options or negotiation rights for such securities, technology, products or services.


         It is recognized that CancerVax will be responsible for any payments due under the Transfer Agreement with respect to its use of the Cell Lines.

                             4. TERM AND TERMINATION

         4.1 Term. Unless terminated earlier pursuant to this Article 5, the term of the Patent License shall commence on the Effective Date and continue in full force and effect on a country-by-country basis until the last to expire of any patents within CDL's Patent Rights.

         4.2 Termination by CancerVax. CancerVax shall have the right to terminate any portion of the licenses granted pursuant to Section 2.3 as to any patent, patent application or Licensed Products and Methods at any time upon thirty (30) days written notice of termination to CDL.

         4.3 Termination for Breach. Either party may terminate the licenses granted pursuant to Section 2.3 in the event the other party shall have materially breached or defaulted in the performance of any of its obligations hereunder and such breach shall have continued uncured for thirty (30) days after written notice is given by the nonbreaching party to the breaching party specifying the breach. Upon termination of the licenses for breach by CancerVax, any sublicensee of CancerVax who is not then in material breach shall its sublicense converted to a direct license from CDL under the terms and conditions of this Agreement, as further limited and restricted by the terms of the original sublicense.

         4.4      Survival.

                  4.4.1 Termination of the license for any reason shall not release either party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights or remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

                  4.4.2 In the event this Agreement is terminated for any reason, CancerVax and its sublicensees shall have the right to sell or otherwise dispose of their existing inventory of any Licensed Products and Methods then on hand within twelve (12) months of such termination.

                  4.4.3    Articles 1, 2.1, 2.2, 2.3 (second sentence), 3, 6, 7,
8, 9 and 10 shall survive the expiration and any termination of this Agreement.

                            5. INTELLECTUAL PROPERTY

         5.1 Diagnostic Technologies. The parties recognize that an underlying purpose of this Agreement is based on the realization that diagnostic technologies controlled by CDL and within the scope of CDL's Patent Rights may be required for the development and commercialization of Licensed Products and Methods within the Field, and that, to this end, this Agreement covers the use of such diagnostic technologies only within the Field. Notwithstanding this, the parties recognize that CDL shall retain all control of such diagnostic technologies, including the prosecution and other handling of patents and patent applications within CDL's Patent Rights at CDL's own expense, as set forth hereinbelow.

         5.2 Patent Prosecution. CDL shall, at its own expense, have the full right to manage and control the filing for, prosecution and maintenance of CDL's Patent Rights, but shall, upon request by CancerVax, keep CancerVax reasonably apprised of all such matters as requested, and consult with CancerVax in a timely manner concerning (i) the scope and content of patent applications within the CDL's Patent Rights prior to filing such applications and (ii) the content of and proposed responses to official actions of the U.S. Patent and Trademark Offices and foreign patent offices during the prosecution of such patent applications.

         5.3 Enforcement. Notwithstanding the foregoing, CancerVax has the right, but not the obligation to enforce and defend the CDL's Patent Rights against any infringement or misappropriation within the Field of which it becomes reasonably apprised. CDL agrees to join in any such suit as required. The costs and expenses incurred with respect to any such enforcement or defense of the CDL's Patent Rights, and any costs and expenses attendant to any joinder of CDL, shall be borne by CancerVax. CancerVax agrees to keep CDL reasonably informed of all developments in connection with any such action.

         5.4 Defense. If CancerVax or any affiliate, sublicensee, distributor or other customer is sued by a third party charging infringement of patent rights that are purported to dominate a claim of the CDL's Patent Rights, CancerVax will promptly notify CDL in writing. CancerVax will control the defense in any such action at its own expense, provided that CDL shall have the right to participate in the defense or settlement thereof at his own expense with counsel of his own choosing. Except as agreed in writing by CDL, CancerVax shall not enter into any settlement of any such action if such settlement admits the unpatentability, invalidity or unenforceability of any CDL's Patent Rights. CancerVax agrees to keep CDL reasonably informed of all developments in connection with any such action.

         5.5 Cooperation. In any suit, action or other proceeding in connection with defense or enforcement of the CDL's Patent Rights permitted hereunder, CDL shall reasonably cooperate with CancerVax with respect to such proceeding, at CancerVax's expense.

                          6. INSURANCE; INDEMNIFICATION

         6.1 Insurance. CancerVax shall secure and maintain in effect during the term of the Patent License and for a period of three (3) years thereafter insurance policy(ies) underwritten by a reputable insurance company and in a form and having limits standard and customary for the industry. Such insurance shall include clinical trial liability and product liability coverage with respect to the development and commercialization of

Licensed Products and Methods. Upon request by CDL, CancerVax shall provide to CDL certificates of insurance evidencing the coverage required above.

         6.2 Indemnification. CancerVax shall indemnify CDL and any of his successors and assigns (collectively, the "Indemnitees"), and hold each Indemnitee harmless from and against any and all liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' fees and other expenses of litigation) incurred by any Indemnitee arising from or occurring as a result of any claim, action, suit, or other proceeding brought by third parties against an Indemnitee arising from or occurring as a result of the exercise of the license rights granted to CancerVax under Section 2.3, including without limitation product liability claims relating to any Licensed Product and Method used, sold or otherwise distributed by or on behalf of CancerVax or its Affiliates. Notwithstanding the foregoing, CancerVax shall have no obligation under this
Section 6.2 with respect to liabilities, damages, settlements, claims, actions, suits, penalties, fines, costs or expenses to the extent the same is caused by the gross negligence or willful tortious misconduct of an Indemnitee.

         6.3 Procedure. An Indemnitee that intends to claim indemnification under this Article 6 shall: (i) promptly notify CancerVax in writing of any claim, action, suit, or other proceeding brought by third parties in respect of which the Indemnitee intends to claim such indemnification; (ii) provide CancerVax sole control of the defense and/or settlement thereof; and (iii) provide CancerVax, at CancerVax's request and expense, with reasonable assistance and full information with respect thereto. Notwithstanding the foregoing, the indemnity obligation in this Article 6 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without an unconditional release of Indemnitees with respect to such matter or without the consent of CancerVax, to the extent such consent is not withheld unreasonably. Without limiting the foregoing provisions of this Section 6.3, CancerVax shall keep CDL reasonably informed of the progress of any claim, suit or proceeding under this Section 6.3 and CDL shall have the right to participate in any such claim, suit or proceeding with counsel of its choosing at its own expense.

                                 7. USE OF NAMES

         Except as required by law or in the normal course of business identification and description, neither party shall issue any press release or other public statements in connection with this Agreement intended for use in the public media in a manner suggesting any endorsement by the other party, without the prior written approval of such other party, which approval shall not be unreasonably withheld.

                        8. REPRESENTATIONS AND WARRANTIES

         8.1 CDL. CDL hereby represents and warrants to CancerVax that: (i) it has the full right and authority to enter into this Agreement and grant the rights and licenses granted herein; (ii) it has not previously granted and will not grant during the term of this Agreement any rights in the (a) CDL's Patent Rights in the Field that are inconsistent with the rights and licenses granted to CancerVax herein or (b) Cell Lines; and (iii) to its knowledge, there are no undisclosed claims of any third parties pending against it that would call into question his right to grant to CancerVax the rights and licenses contemplated hereunder; and (iv) CDL owns CDL's Patent Rights.

         8.2 CancerVax. CancerVax hereby represents and warrants to CDL that: (i) it has the full right and authority to enter into this Agreement and
(ii) to its knowledge, there are no undisclosed claims of any third parties pending against it that would call into question its right to enter into and perform its obligations under this Agreement.

         8.3 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 8, NEITHER PARTY MAKES ANY WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF, INCLUDING WITHOUT LIMITATION, CDL's PATENT RIGHTS, CELL LINES AND LICENSED PRODUCTS AND METHODS, AND CDL SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ALL WARRANTIES AND CONDITIONS OF THE VALIDITY OF THE CDL's PATENT RIGHTS OR NONINFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS.

                               9. CONFIDENTIALITY

         9.1 Confidential Information. Except as expressly provided herein, each party shall maintain in confidence, and shall not use for any purpose or disclose to any third party, information disclosed by the other party in writing and marked "confidential" or that is disclosed orally and confirmed in writing as confidential within a reasonable time following such disclosure (collectively, "Confidential Information"). Notwithstanding the foregoing, Confidential Information shall not include any information that, in each case as demonstrated by contemporaneous written documentation: (i) was already known to the receiving party, other than under an obligation of confidentiality, at the time of disclosure hereunder; or (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving party; or (iii) became generally available to the public or otherwise part of the public domain after its disclosure, other than through any act or omission of the receiving party; or (iv) was subsequently lawfully disclosed to the receiving party by a person other than a party hereto, without an obligation of confidentiality; or (v) was independently developed by the receiving party without reference to any information or materials disclosed by the disclosing party.

         9.2 Permitted Usage. Notwithstanding the provisions of Section 8.1 above, each party may use or disclose the other party's Confidential Information to the extent such use and disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations, submitting information to tax or other governmental authorities conducting clinical trials or exercising its rights hereunder (including granting any permitted sublicenses); provided that if a party is legally required to make any public disclosures of the other party's Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the other party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise); provided, further, that CancerVax may disclose Confidential Information pertaining to the Cell Lines or CDL's Patent Rights to the extent required in connection with the commercialization of products.

                                   10. GENERAL

         10.1 Independent Contractors. The relationship of CancerVax and CDL established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between the parties. Neither party shall have any express or implied right, power or authority to assume, create or incur any expense, liability or obligation on behalf of or in the name of the other party.

         10.2 Confidential Terms. Except as expressly provided herein, each party agrees not to disclose any terms of this Agreement to any third party without the prior written consent of the other party, except as required by securities or other applicable laws and (subject to reasonable conditions of confidentiality) to prospective and other investors and such party's accountants, attorneys and other professional advisors.

         10.3 Assignment. This Agreement shall not be assignable by either party to any third party without the prior written consent of the other party, except that either party may assign this Agreement without the other party's consent to an entity that acquires all or substantially all of the business or assets of the assigning party, in each case whether by sale, merger, transfer of assets, operation of law or otherwise; provided that in either case, such assignee or transferee promptly agrees in writing to be bound by the terms and conditions of this Agreement. Without limiting the foregoing, in the event of such merger or transfer or acquisition of assets, no intellectual property rights of the assignee or its affiliate shall be included in CDL's Patent Rights, to the extent that such intellectual property rights were owned or controlled by the assignee or its affiliate prior to such merger or transfer or acquisition of assets. Upon a permitted assignment of this Agreement, all references herein to the assigning party shall be deemed references to the assignee. Any assignment not permitted under this Section 10.3 shall be null and void.

         10.4 Force Majeure. Nonperformance of either party (except for payment of amounts due hereunder) shall be excused to the extent that performance is delayed or rendered impracticable by strike, fire, earthquake, flood, governmental acts or orders or restrictions, or any other reason, including failure of suppliers, where failure to perform is beyond the reasonable control of the non-performing party. Without limiting the foregoing, the party subject to such inability shall use reasonable efforts to minimize the duration of any force majeure event.

         10.5 Patent Marking. CancerVax agrees to mark, and have its Affiliates and Sublicensees mark, all Licensed Products sold, imported or otherwise distributed pursuant to this Agreement in accordance with the applicable patent statutes or regulations.

         10.6 Notices. All notices, requests and other communications hereunder shall be made in writing and shall be sent by registered or certified mail, return receipt requested, postage prepaid; facsimile transmission (receipt verified); or express courier service (signature required), in each case to the respective address or fax number specified below, or such other address or fax number as may be specified in writing to the other party:

              CancerVax:       CancerVax Corporation
                               828 Eastbrook Court
                               Danville, CA 94506-1206
                               Attn: President
                               Fax: 925-736-5910

              with a copy to:  Perkins Coie LLP
                               1201 Third Avenue, 40th Floor
                               Seattle, WA 98101
                               Attn: _______________

              CDL:             Cancer Diagnostic Laboratories, Inc.
                               P.O. Box 970
                               Pacific Palisades, CA 90272
                               Fax: (310)230-4143

              with a copy to:  Fulbright & Jaworski
                               600 Congress Ave., Suite 1900
                               Austin, TX 78701
                               Attn: David L. Parker
                               Fax:(512)474-7577

         10.7 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of California, without regard to conflicts of laws principles.

         10.8 Compliance with Law. CancerVax shall comply with all applicable laws and regulations in connection with its activities pursuant to this Agreement.

         10.9 Modification; Waiver. No amendment or modification of any provision of this Agreement shall be effective unless in writing signed by the party to be charged. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance, or any other matter not set forth in an agreement in writing and signed by both parties hereto. No failure on the part of either party to exercise, and no delay in exercising any right under this Agreement or provided by statute or at law or in equity or otherwise, shall impair, prejudice or constitute a waiver of any such right, nor shall any partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

         10.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement and shall not be used in any way to construe or interpret this Agreement.

         10.11 Severability. If any provision hereof should be held invalid, illegal or unenforceable in any jurisdiction, the parties shall negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the parties (or shall strike such provision in the absence of such substitute provision) and all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible. Such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

         10.12 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by CDL to CancerVax are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, U.S. Code (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(60) of the Bankruptcy Code. The parties agree that CancerVax, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. CDL agrees during the term of this Agreement to maintain current copies of all such intellectual property licensed hereunder. The parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against CDL under the Bankruptcy Code, CancerVax shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in its possession, shall be promptly delivered to CancerVax, upon written request therefor by CancerVax, (i) upon any such commencement of a bankruptcy proceeding, unless CDL elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under clause (a) above, upon the rejection of this Agreement by or on behalf of CDL.

         10.13 Entire Agreement. This Agreement (including the Appendix) constitute the entire understanding and agreement between the parties with respect to the subject matter hereof and supersede any and all prior negotiations, representations, agreements, and understandings, whether written or oral, between the parties with respect to such subject matter.

         10.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

         Both CDL and CancerVax have executed this Agreement in duplicate originals by their authorized officers on the dates written below:

CANCERVAX CORPORATION                   CANCER DIAGNOSTIC
________________________________________LABORATORIES, INC.

By /s/ A. E. MAIDA III                  By /s/ Donald L. Morton
   ---------------------------             ---------------------------

Name A. E. MAIDA III                    Name Donald L. Morton

Title President                         Title Chairman

                                   EXHIBIT 1

                               Transfer Agreement

                                   EXHIBIT 2

                                Gupta Assignment

                                   APPENDIX A

                               Original Materials

TISSUE ORIGIN                      DONOR NAME

1.   Melanoma                        [***]
2.   Melanoma                        [***]
3.   Melanoma                        [***]
4.   Melanoma                        [***]
5.   Melanoma                        [***]
6.   Melanoma                        [***]
7.   Melanoma                        [***]
8.   Melanoma                        [***]
9.   Melanoma                        [***]
10.  Melanoma                        [***]
11.  Lung Cancer                     [***]
12.  Lung Cancer                     [***]
13.  Lung Cancer                     [***]
14.  Lung Cancer                     [***]
15.  Colon Cancer                    [***]
16.  Sarcoma                         [***]
17.  Sarcoma                         [***]
18.  Breast Cancer                   [***]
19.  Renal Cancer                    [***]
20.  Sweat Gland                     [***]

*** Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                                       13